Exhibit (e)(4)(ii)

NEUBERGER BERMAN EQUITY FUNDS

ADVISOR CLASS

DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Focus Fund

Neuberger Genesis Fund

Neuberger Large Cap Growth Fund

Neuberger Large Cap Value Fund

Neuberger Mid Cap Growth Fund

Neuberger Small Cap Growth Fund

Date: December 18, 2025